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                                                                  EXHIBIT 99.252

                                      ABB

                                                        Dr. John G. Reckleff
                                                        Executive Vice President
                                                        (919) 212-4855

October 28, 1997

Fax: 972-383-5733
Perot Systems Corporation
Attn: Mr. Ed Smith
12377 Merit Drive, Suite 1100
Dallas, Texas 75251

RE: CALIFORNIA ISO

Dear Ed:

As you know, ABB Power T&D Company's President, Ake Almgren, was sent a copy of the letter dated October 22, 1997 from Jeffrey D. Tranen, President of the California Independent System Operator, to Mr. H. Ronald Nash of Perot Systems Corporation. ABB is deeply concerned about the allegations in the ISO letter and must request certain information and assurances from Perot.

We have taken note of the fact that the ISO's letter was addressed to Perot and not to the ISO Alliance LLC. Based on this fact, and the allegations contained in the letter, we believe that the issues that have prompted the ISO's letter relate solely to actions allegedly taken by Perot and not to any actions of ABB, Ernst & Young, or the ISO Alliance. Nevertheless, the ISO's allegations concerning the erosion of the Integrity of the California energy market and the compromise of the work being performed by the ISO Alliance, suggests that ABB's interests could be adversely affected by the possible resolution of issues raised by the letter. These interests of ABB are both its long term interest in the successful completion of the work under the ISO Contract and the short term interest of avoiding the cost and disruption to the work of the ISO Alliance that could result from compliance with some of all of the immediate demands set forth in the ISO's letter.

In order for ABB to understand the full implications of the ISO's letter, we propose that we meet together promptly in order for you to provide the following information and assurances to ABB:


                           ABB Power T&D Company Inc.
                          Information Systems Division

--------------------------------------------------------------------------------
     201 S. Rogers Lane       Telephone:               Telefax:
     Raleigh, NC 27610        919-212-4700             919-212-4821

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     1. Confirmation that Perot Systems has not introduced or influenced the introduction of any changes or modifications to the Scheduling Applications design or implementation that would create opportunities for profiting from inefficiencies, congestion, or other potential weaknesses or shortcomings in the ISO systems;

     2. Confirmation or denial, with full supporting documentation and explanations, of the allegations in the ISO letter concerning the contact with a representative of San Diego Gas & Electric;

     3. A list of all other persons and companies, if any, to whom any representative of Perot has offered assistance in profiting from inefficiencies, congestion, or other potential weaknesses or shortcomings in the ISO systems;

     4. Confirmation that Perot Systems, has not, in making any offer of the type described in the preceding paragraphs, disclosed any information which is required to be maintained as confidential under any of the provisions of ISO Contract, as those terms are incorporated into the ISO Alliance Subcontract with Perot Systems.

Although we regard the allegations of the ISO letter to be of an extremely serious nature, we fully understand that the allegations have not been documented or otherwise proven. Nevertheless, if those allegations are documented or proven, there is a risk that Perot would be in breach of its obligations as a Subcontractor to the ISO Alliance. By proposing a meeting to address the points noted above, we wish to give Perot every opportunity to demonstrate to ABB either that the ISO's allegations are misplaced or, if based in fact, that Perot will take every action necessary, at its sole expense, to provide whatever remedy to which the ISO may be entitled.

I will be able to meet with you on Thursday, November 6, 1997. Please let me know if you can meet at that time.

Sincerely,

/s/  JOHN G. RECKLEFF
--------------------------
John G. Reckleff


cc:  Perot Systems Corporation
     Attn: General Counsel
     12377 Merit Drive, Suite 1100
     Dallas, Texas 75251

     Ake Almgren
     Philip Curtis